EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Allegheny Steel Distributors, Inc.
Aluminum and Stainless, Inc.
American Metals Corporation
American Steel, L.L.C.
AMI Metals, Inc.
CCC Steel, Inc.
Central Plains Steel Co.
Chatham Steel Corporation
Durrett Sheppard Steel Co., Inc.
Liebovich Bros., Inc.
Lusk Metals
Pacific Metal Company
PDM Steel Service Centers, Inc.
Phoenix Corporation
Precision Strip, Inc.
RSAC Management Corp.
Service Steel Aerospace Corp.
Siskin Steel & Supply Company, Inc.
Toma Metals, Inc.
Valex Corp.
Viking Materials, Inc.

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